EXHIBIT 10.16

Summary of Material Terms of License Agreement between Proteo Biotech AG, the Registrant’s wholly owned subsidiary, and ARTES Biotechnology GmbH dated November 15, 2004

Proteo Biotech AG (“licensee”) entered into an exclusive worldwide license agreement signed November 15, 2004 whereby ARTES Biotechnology GmbH ("licensor") grants to licensee a sub-license to the Hansenula Polymorpha Technology, which sub-license is based on a License between licensor and Rhein Biotech GmbH (Rhein). Should the license agreement between Rhein and licensor terminate, Rhein will assume the sublicense agreement with the licensee under similar terms.

The licensor grants a worldwide exclusive license to the licensee for the use of the hansenula polymorpha expression technology to produce Elafin and its homologues, except for the field of feed and food where the worldwide license is non-exclusive. The contract became effective on November 1, 2004, has an initial term of 15 years and expires on October 31, 2019. One year before the expiry date of this agreement, the parties will begin negotiations about an extension of this agreement on the basis of similar terms and conditions. If the negotiations do not result in an extension of the agreement within three months, the licensor has the right to license to third parties after the termination of this agreement. The licensor supports the licensee in the use of the technology with its know-how for the duration of the contract. Pursuant to the agreement, the licensor receives an annual license fee of 10,000 Euros (“lump sum”). Once the licensee achieves first sales on Elafin, except for sales as research reagent, the licensee has to pay revenue licensing fees of 2.5% on net sales, subject to a minimum licensing fee of 20,000 Euros per annum. The Lump Sum of 10,000 € will be deducted from this revenue license fees. The license fees are payable annually in November, after completion and audit of the previous year’s annual report of the licensee. The sub-license is transferable without prior written consent of the licensor. Further sub-licensing by the licensee is permitted. The transfer of the sub-license or further sublicensing has to be in accordance with this agreement. Licensor and licensee may terminate this agreement according to important reasons according to German laws (§ 314 Bürgerliches Gesetzbuch (BGB)). For licensor important reasons may occur if the licensee attacks the licensors intellectual properties or went bankrupt. For licensee important reasons may be the defeasance of a property right as well as a foreseeable non-approval of Elafin according to the respective drug laws. A further important reason would be seen if unreasonable efforts would be necessary to achieve drug approval in view of profitability.